                                                                   Exhibit 10.51

               SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

         This Second Amended and Restated Business Loan Agreement (this "Agreement") dated as of June 24, 2002, is between Bank of America, N.A. (the "Bank") and IMPCO Technologies, Inc. (the "Borrower").

                                    RECITALS

         A. The Borrower, its wholly owned subsidiary, Quantum Fuel Systems Technologies Worldwide, Inc. ("Quantum") (under its former name, Quantum Technologies, Inc.), and the Bank have heretofore entered into an Amended and Restated Business Loan Agreement dated as of April 30, 2001 (as previously amended, the "Existing Loan Agreement"), pursuant to which the Bank extended joint credit facilities to the Borrower and Quantum.

         B. As of the date of this Agreement, Quantum owns no substantial assets, has no substantial liabilities, and produces no substantial revenue, rather the assets, liabilities and revenues associated with the Quantum business, as described on Schedule A hereto, are owned and operated by the Quantum Division of Borrower.

         C. It is anticipated that, on or before August 15, 2002, and pursuant to documentation acceptable to the Bank, the Borrower shall (a) transfer ownership of Quantum to the shareholders of Borrower (who will own 80.1%) and to General Motors Corporation (who will directly or indirectly own 19.9%) and (b) effect a one-time transfer to Quantum of $15,000,000 in cash along with all accounts receivable, fixed assets, machinery, equipment and inventory associated with the Borrower's Quantum operating division, as identified on Schedule A hereto (as further described in Section 11.18, the "Quantum Spin-Off").

         D. The parties hereto agree to amend and restate the Existing Loan Agreement in its entirety to restructure the obligations of the Borrower under the Existing Loan Agreement and to remove Quantum as a borrower.

         In consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

         "Annualized Core EBITDA" means (a) as of any date on or prior to prior to April 30, 2003, Core EBITDA for the period beginning on May 1, 2002 and ending on that date, annualized on a straight line basis, and (b) for any period ending on or following April 30, 2003, Core EBITDA for the one year period then ended.

                  "Borrower" means IMPCO Technologies, Inc.

                  "Capital Expenditures" means any expenditures which are properly treated as capital expenditures under generally accepted accounting principles, including any expenditures in respect of capital lease obligations.

                  "Core EBITDA" means, for any period, Borrower's consolidated net income for that period from continuing operations and investments, determined in accordance with generally accepted accounting principles consistently applied, plus, to the extent deducted (or subtracted) in arriving at such net income, Borrower's consolidated income tax expense or credit, interest expense, minority interest, depreciation and amortization, provided that in computing "Core EBITDA" the results of operations of Quantum and the Quantum Division of Borrower shall be excluded.

                  "Current Ratio" means, as of each date of determination, the ratio of (a) Borrower's current assets, to (b) Borrower's current liabilities (including without limitation the current portion of Borrower's indebtedness for borrowed money), in each case, determined in accordance with generally accepted accounting principles, consistently applied, provided that the current assets and the current liabilities associated with the Quantum Division of Borrower shall be excluded.

                  "Debt Service Coverage Ratio" means, as of each date of determination, the ratio of (a) Annualized Core EBITDA less unfinanced Capital Expenditures for the period for which Annualized Core EBITDA has been determined (annualized on the same basis), to (b) the sum of
          (i) the current portion of Borrower's consolidated indebtedness for borrowed money and capital lease obligations as of the last day of then most recently ended fiscal year of Borrower, plus (ii) Borrower's interest expense for the same period for which Annualized Core EBITDA has been determined (annualized on the same basis), in each case, determined in accordance with generally accepted accounting principles, consistently applied.

                  "Default" means any event or circumstance which, with the passage of time or the giving of notice, will constitute an Event of Default.

                  "Event of Default" shall have the meaning set forth in Section 13 hereof.

                  "Funded Debt to EBITDA Ratio" means, as of each date of determination, the ratio of (a) Borrower's consolidated indebtedness for borrowed money and capital lease obligations as of that date, to
          (b) Annualized Core EBITDA as of that date.

                  "Offshore Margin" means during each Pricing Period, the interest rate margin set forth in the Pricing Matrix in the column so headed opposite the Funded Debt to EBITDA Ratio in effect as of the last day of the fiscal quarter of the Borrower ending two months prior to the first day of such Pricing Period, provided that during each Pricing Period from the date of this Agreement through the Pricing Period beginning immediately following the receipt by the Bank of Borrower's Compliance Certificate for the Borrower's fiscal quarter ended October 31, 2002, Offshore Margin shall be 5.00%.

                  "Permitted Liens" means as applied to any person or entity:

                  (b) Any lien in favor of the Bank given to secure the
            obligations hereunder and under the Quantum pledge;

                  (c) Liens (i) arising by operation of law on real estate for real estate taxes not yet delinquent and (ii) liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such person's or entities' books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto and remain unstayed for a period of thirty days after their commencement;

                  (d) Liens of landlords, carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, so long as and to the extent that reserves or appropriate provisions shall have been made therefor;

                  (e) Restrictions on the transfer of assets imposed by any
            applicable law or regulation;

                  (f) Easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not in the aggregate materially interfere with the ordinary conduct of the business of such person or entity, or liens incidental to the conduct of the business of such person or entity or to the ownership of its properties which were not incurred in connection with indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such person or entity;

                  (g) Purchase money security interests, which are perfected automatically by operation of law, only for the period (not to exceed twenty (20) days) of automatic perfection under the law of the applicable jurisdiction, and limited to liens on assets so purchased;

                  (h) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by such person or entity;

                  (i) Judgment and other similar liens arising in connection with court proceedings to the extent the attachment or enforcement of such liens would not result in an Event of Default hereunder;

                  (j) Liens securing indebtedness which is incurred to extend, refinance, renew, replace, defease or refund indebtedness which has been secured by an existing lien permitted under this Agreement and is permitted to be extended, refinanced, renewed, replaced, defeased or refunded under this Agreement, provided, that the scope of collateral encumbered by such liens shall not exceed the scope of collateral encumbered by the existing lien replaced thereby;

                  (k) Licenses, leases or subleases granted to third parties in the ordinary course of business not materially interfering with the conduct of the business of such person or entity;

                  (l) Any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement; and

                  (m) Inchoate liens in favor of a banking institution encumbering deposits (including the right of setoff) held by such banking institution.

                  "Pricing Matrix" means the following pricing matrix:

          --------------------------------------------------------------------------------------------
                                                      Unused
                          Funded Debt to            Commitment
          Pricing Level   EBITDA Ratio                 Fee         Offshore Margin   Prime Rate Margin
          --------------------------------------------------------------------------------------------
                  I       Greater or equal to         0.50%             2.75%              0.75%
                          2.00:1.00
          --------------------------------------------------------------------------------------------

                  II      Less than 2.00:1.00 or
                          greater than or equal       0.375%            2.50%              0.50%
                          to 1.50:1:00
          --------------------------------------------------------------------------------------------
                 III      Less than 1.50:1.00 or
                          greater than or equal       0.25%             2.25%              0.25%
                          to 1.25:1:00
          --------------------------------------------------------------------------------------------
                  IV      Less than 1.25:1.00         0.25%             2.00%              0.00%
          --------------------------------------------------------------------------------------------

                  "Pricing Period" means the successive three month periods beginning on the first day of each July, October, January and April.

                  "Prime Rate" means the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

                  "Prime Rate Margin" means during each Pricing Period, the interest rate margin set forth in the Pricing Matrix in the column so headed opposite the Funded Debt to EBITDA ratio in effect as of the last day of the fiscal quarter of the Borrower ending two months prior to the first day of such Pricing Period, provided that during the Pricing Period from the date of this Agreement through the Pricing Period beginning immediately following the receipt by the Bank of Borrower's Compliance Certificate for the Borrower's fiscal quarter ended October 31, 2002, the Prime Rate Margin shall be 2.25%.

                  "Quantum Spin-Off" means the transaction described in Recital C hereto, which transaction is subject to the conditions specified in
          Section 11.18.

                  "Swap Agreement" means the ISDA Master Agreement dated as of December 2, 1996, between Borrower and the Bank (under its former name, Bank of America National Trust and Savings Association), as at any time amended.

                  "Unused Commitment Fee Rate" means during each Pricing Period, the rate margin set forth in the Pricing Matrix in the column so headed opposite the Funded Debt to EBITDA in effect as of the last day of the fiscal quarter of the Borrower ending two months prior to the first day of such Pricing Period, provided that during each Pricing Period from the date of this Agreement through the receipt by the Bank of Borrower's 10-Q Quarterly Report for the Borrower's fiscal quarter ended October 31, 2002, the Unused Commitment Fee Rate shall be 0.50% per annum.

1.  FACILITY NO. 1: REVOLVING LINE OF CREDIT AMOUNT AND TERMS

          1.1     Line of Credit Amount.

                  (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 1") to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is initially $8,000,000. The Facility No. 1 Commitment shall automatically and permanently reduce on each of (i) September 30, 2002, (ii) December 31, 2002, and (iii) March 31, 2003, in an amount equal to $1,000,000.

                  (b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

                  (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. 1 Commitment as reduced from time to time pursuant to paragraph (a) above.

          1.2 Availability Period. The line of credit is available between the date of this Agreement and May 31, 2003 (the "Revolving Line Expiration Date") unless a Default or Event of Default has occurred and remains continuing.

          1.3     Repayment Terms.

                  (a) The Borrower will pay interest with respect to Facility No. 1 monthly on the last banking day of each calendar month until payment in full of all outstanding principal.

                  (b) The Borrower will immediately repay the amount, if any, by which the principal with respect to Facility No. 1 at any time exceeds the Facility No. 1 Commitment as reduced from time to time pursuant to
          Section 1.1(a).

                  (c) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Revolving Line Expiration Date.

     1.4 Interest Rate. Facility No. 1 shall bear interest in the manner provided in Section 5 of this Agreement.

2.   FACILITY NO. 2: TERM LOAN AMOUNT AND TERMS

     2.1 Term Loan Amount. As of the date of this Agreement, a term loan in the aggregate principal amount of $6,353,060.78 is outstanding under Facility No. 2 of the Existing Loan Agreement. In order to refinance the Borrower's obligations under Facility No. 2 of the Existing Loan Agreement, the Bank hereby extends to the Borrower a Term Loan Facility No. 2 in the amount of $6,353,060.78 ("Facility No. 2").

     2.2 Repayment Terms.

         (a) The Borrower will pay interest monthly on the last banking day of each calendar month until payment in full of any principal outstanding under Facility No. 2.

         (b) The Borrower will repay principal in eight successive quarterly installments of $635,306 to be paid on each March 31, June 30, September 30, and December 31, commencing June 30, 2002. On September 30, 2004, the Borrower will repay the remaining principal balance plus any interest then due. Amounts repaid or prepaid under Facility No. 2 may not be reborrowed.

         (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

     2.3 Interest Rate. Facility No. 2 shall bear interest in the manner provided in Section 5 of this Agreement.

3.   FACILITY NO. 3: TERM LOAN AMOUNT AND TERMS

     3.1 Term Loan Amount. As of the date of this Agreement, advances in the aggregate principal amount of $1,515,625.00 are outstanding under Facility No. 3 (Non-Revolving Capital Expenditures Line of Credit) of the Existing Loan Agreement. In order to refinance the Borrower's obligations under Facility No. 3 of the Existing Loan Agreement, the Bank hereby extends to the Borrower a Term Loan Facility No. 3 in the amount of $1,515,625.00 ("Facility No. 3").

     3.2 Repayment Terms.

         (a) The Borrower will pay interest monthly on the last banking day of each calendar month until payment in full of any principal outstanding on Facility No. 3.

         (b) The Borrower will repay the principal amount outstanding on Facility No. 3 in twelve successive equal quarterly installments of $125,000 each, to be paid each March 31, June 31, September 30, and December 31, commencing June 30, 2002. On June 30, 2005, the Borrower will repay the remaining principal balance plus any interest then due. Amounts repaid or prepaid under Facility No. 3 may not be reborrowed.

         (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

     3.3 Interest Rate. Facility No. 3 shall bear interest in the manner provided in Section 5 of this Agreement.

4.  FACILITY NO. 4: NON-REVOLVING LINE OF CREDIT AMOUNT AND TERMS

     4.1 Line of Credit Amount.

         (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 4") to the Borrower. The amount of the line of credit (the "Facility No. 4 Commitment") is $1,000,000.

         (b) This is a non-revolving line of credit. Amounts repaid under Facility No. 4 may not be reborrowed.

         (c) The Borrower agrees not to permit the aggregate amount of advances borrowed under this line of credit to exceed the Facility No. 4 Commitment.

     4.2 Availability Period.

         (a) The line of credit is available between the date of the Agreement and May 31, 2003 (the "Facility No. 4 Expiration Date") unless a Default or Event of Default has occurred and remains continuing.

         (b) During the availability period described above, the Borrower may request advances under Facility No. 4 in an amount no greater than the face amount of invoices for related Capital Expenditures presented to the Bank in connection with such request. The Bank's issuance of advances hereunder shall be at the Bank's sole discretion.

     4.3 Repayment Terms.

         (a) The Borrower will repay interest monthly on the last banking day of each calendar month until payment in full of all outstanding principal under Facility No. 4.

         (b) The Borrower will repay the principal balance outstanding as of the Facility No. 4 Expiration Date in successive quarterly installments of $125,000 to be paid on each March 31, June 30, September 30 and December 31, commencing June 30, 2003. On March 31, 2005, the Borrower will repay any remaining principal balance and any interest then due.

         (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

     4.4 Interest Rate. Facility No. 4 shall bear interest in the manner provided in Section 5 of this Agreement.

5.  INTEREST RATES

     5.1 Prime Rate Loans. The interest rate payable with respect to loans under Facility No. 1, Facility No. 2, Facility No. 3 and Facility No. 4 is the Prime Rate plus the Prime Rate Margin then in effect.

     5.2 LIBOR Rate. From the date hereof through November 30, 2002, instead of the interest rate based on the Prime Rate, the Borrower may elect the LIBOR Rate listed below for Facility No. 2 during interest periods agreed to by the Bank and the Borrower provided that no Default or Event of Default exists. On or following December 1, 2002, instead of the interest rate based on the Prime Rate, the Borrower may elect the LIBOR Rate listed below for any of the Facilities during interest periods agreed to by the Bank and the Borrower provided that no Default or Event of Default exists. The LIBOR Rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." Borrower may select interest Portions each of which shall bear interest at the LIBOR Rate plus the Offshore Margin then in effect.

         The LIBOR Rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another interest period for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an Event of Default under this Agreement, the Bank may terminate the availability of the LIBOR Rate for interest periods commencing after the Event of Default occurs.

         The election of LIBOR Rates shall be subject to the following terms and requirements:

         (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, six or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

         (b) Each LIBOR Rate portion will be for an amount not less than $500,000.

         (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                    LIBOR Rate =    London Inter-Bank Offered Rate
                                    ------------------------------
                                      (1.00 - Reserve Percentage)

     Where,

                   (i) "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

                            (ii) "Reserve Percentage" means the total of the
                  maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                  (d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

                  (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

                  (f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

                  (g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                            (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                            (ii) the interest which would have been recoverable
                  by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

                  (h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

                  (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

                  (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

6.  FEES, EXPENSES AND COSTS

     6.1 Loan Fee. The Borrower agrees to pay to the Bank a non-refundable fee of $35,000 which is earned and payable as of the date hereof.

     6.2 Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the Facility No. 4 Commitment and the amount of credit it actually uses under such facilities, determined by the weighted average credit outstanding during the specified period at the Unused Commitment Fee Rate as in effect from time to time. This fee shall be payable on June 30, 2002, and the last day of each calendar quarter and on the Revolving Line Expiration Date.

     6.3 Expenses. The Borrower agrees to immediately repay the Bank for reasonable expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees (it being acknowledged that no appraisals or title reports are presently contemplated).

     6.4 Reimbursement Costs.

         (a) The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

         (b) The Borrower agrees to reimburse the Bank for the reasonable cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

7.  COLLATERAL

     7.1 Personal Property. The Borrower's obligations to the Bank under this Agreement and the Swap Agreement will be secured by personal property the Borrower and Quantum now own or will own in the future as listed below (in the case of Quantum, only until the Quantum Spin-Off Date). The collateral is further defined in the security agreements executed by the Borrower and Quantum. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank. All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement. In order to secure the obligations under this Agreement and the Swap

Agreement, the Borrower hereby confirms and regrants to the Bank a security interest in and to all of its now owned and hereafter acquired:

     (a)   Machinery, equipment, and fixtures;

     (b)   Inventory;

     (c)   Accounts Receivable;

     (d)   Patents, trademarks and other general intangibles;

     (e)   Deposit Accounts; and

the products and proceeds thereof. Following the occurrence of an Event of Default, Borrower agrees to assemble all such collateral at a location to be designated by the Bank.

8. DISBURSEMENTS, PAYMENTS AND COSTS

     8.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

     8.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

           (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

           (b) made for the account of the Bank's branch selected by the Bank from time to time;

           (c) made in immediately available funds, or such other type of funds selected by the Bank;

           (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

     8.3   Telephone and Telefax Authorization.

           (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower or any other individual designated by any one of such authorized signers.

           (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 12331-16650 or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

           (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

     8.4   Direct Debit (Pre-Billing).

           (a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 12331-16650 or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

           (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

           (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                          (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. No Default or Event of Default shall exist by reason of any such discrepancy.

                          (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

           Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

           (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

     8.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day. For amounts bearing interest at a LIBOR Rate, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars.

           8.6 Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this Section), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

           8.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks, in each case to the extent that such statute or regulation was enacted or promulgated following the date hereof or the request or requirement was made or became effective following the date hereof. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                 (a) any reserve or deposit requirements to the extent resulting from the foregoing; and

                 (b) any capital requirements relating to the Bank's assets and commitments for credit to the extent resulting from the foregoing.

           8.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

           8.9 Default Rate. Upon the occurrence and during the continuation of any Event of Default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is three percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any Default or Event of Default. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. Any interest, fees or costs which are not paid when due shall bear interest at the Prime Rate plus three percentage points. This may result in compounding of interest.

9. CONDITIONS

           The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement on the date of this Agreement:

           9.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required of Borrower under this Agreement have been duly authorized.

           9.2 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

           9.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing and any Permitted Liens.

           9.4 Loan Fee. Payment of the Loan Fee described in Section 6.1 hereto.

           9.5 Cash Collateral Deposit. A deposit of cash collateral in the amount of $2,000,000. This amount shall be held in an interest bearing account as collateral security for the obligations of the Borrower to the Bank, the Borrower hereby granting to the Bank a security interest in such account and its contents. Provided that no Default or Event of Default then exists, the Bank shall release the collateral contained in such account promptly and in any event within three Business Days following receipt by the Bank of Compliance Certificates from the Borrower as of the following dates:

                 Date for which Compliance Certificate Prepared    Amount
Released

                 December 31, 2002                                 $1,000,000

                 March 31, 2003                                    Remainder

           9.6   Other Items. Any other items that the Bank reasonably requires.

                 In addition to the foregoing, it shall be a condition to each new advance of credit under this Agreement (whether on the date hereof or on any later date), that (a) each of the representations and warranties set forth herein are true and correct as of such date (other than any representations which expressly relate only to another date) and (b) that no Default or Event of Default has occurred and remains continuing.

10. REPRESENTATIONS AND WARRANTIES

          When the Borrower signs this Agreement, Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation, provided that following the effective date of the Quantum Spin-Off, no representations shall be deemed to be made as to
Quantum:

          10.1 Organization. Each of the Borrower and Quantum is a corporation duly formed and existing under the laws of the state where organized.

          10.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

          10.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms, and any instrument or agreement required of Borrower hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

          10.4 Good Standing. In each state in which the Borrower and Quantum do business, they are properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

          10.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower, or its properties are bound.

          10.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

                 (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's and Quantum's financial condition.

                 (b)  in compliance with all government regulations that apply.

          10.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would materially impair the Borrower's financial condition or would impair Borrower's ability to repay the loans and letters of credit contemplated herein, except as have been disclosed in writing to the Bank.

          10.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others (other than Permitted Liens).

          10.9 Permits, Franchises. The Borrower and Quantum possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable each of them to conduct the business in which it is now engaged.

          10.10 Other Obligations. Neither the Borrower nor Quantum is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

          10.11 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of their income tax for any year.

          10.12  No Default. No Default or Event of Default exists.

          10.13 Locations. The Borrower's place of business (or its chief executive office) is located at the address listed under its signature on this Agreement.

11. COVENANTS

          The Borrower agrees that it shall comply with the covenants set forth in this Section 11 (and shall cause each its subsidiaries to so comply, except that following the effective date of the Quantum Spin-Off, no such compliance shall be required by or as to

Quantum), so long as credit is available under this Agreement and until the Bank is repaid in full:

          11.1 Use of Proceeds. To use the proceeds of (i) Facility No. 1 only for the Borrower's working capital and other general corporate purposes; (ii) Facility No. 2 to refinance the existing term loan outstandings under Facility No. 2 of the Existing Loan Agreement, (iii) Facility No. 3 to refinance the existing term loan outstandings under Facility No. 3 of the Existing Loan Agreement, and Facility No. 4 only for Capital Expenditures permitted by this Agreement.

          11.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

                 (a) Within 90 days of Borrower fiscal year end April 30, 2002, and each fiscal year end thereafter, the Borrower's annual financial statements. These financial statements must be audited by a certified public accountant acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

                 (b) Within 45 days of each fiscal quarter's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

                 (c) Within 90 days of each fiscal year end, copies of the Borrower's Form 10-K Annual Report.

                 (d) Within 45 days of each fiscal quarter's end, copies of the Borrower's Form 10-Q Quarterly Report.

                 (e) Within 90 days of each fiscal year end, consolidated and consolidating projections for the then current fiscal year of the Borrower.

                 (f) Promptly and in any event within 10 days of the date when filed, copies of any registration statements or other documents filed with the Securities and Exchange Commission.

                 (g) Within 45 days of each fiscal quarter's end, a detailed aging report of consolidated accounts receivable and accounts payable.

                 (h) Any other such additional information as may be reasonably requested by Bank from time to time; and

                 (i) Within the period(s) provided in subsections (a) and (b) above, a compliance certificate signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement and, if any such Default or Event of Default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

         11.3 Current Ratio. Cause the Current Ratio, as of the last day of each fiscal quarter, commencing with the quarterly period ending July 31, 2002, to be not less than 2.00:1.00.

         11.4 Funded Debt to EBITDA Ratio. Cause the Funded Debt to EBITDA Ratio, as of the last day of each fiscal quarter, commencing with the quarterly period ending July 31, 2002, to be less than 2.25:1.00.

         11.5 Debt Service Coverage Ratio. Cause the Debt Service Coverage Ratio, as of the last day of each fiscal quarter, commencing with the quarterly period ending July 31, 2002, to be not less than the ratio set forth below opposite that fiscal quarter:

                  Fiscal Quarters Ending             Minimum Ratio

                  July 31, 2002                      1.05:1.00

                  October 31, 2002                   1.30:1.00

                  January 31, 2003                   1.35:1.00

                  April 30, 2003                     1.50:1.00
                  and thereafter

         11.6 Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank and/or any other subsidiary or affiliate of Bank of America Corporation), or become liable for the liabilities of others without the Bank's written consent. This does not prohibit:

               (a) Acquiring goods, supplies, or merchandise on normal trade credit, and incurring indebtedness for services rendered, similar in nature and amount to such indebtedness incurred by the Borrower in the past.

               (b) Endorsing negotiable instruments received in the usual course of business.

               (c) Obtaining performance bonds, trade letters of credit, or surety bonds in the usual course of business.

               (d) Liabilities in existence on the date of this Agreement disclosed in writing to the Bank.

               (e) Additional debts for purchase money transactions including capital leases, conditional sales or other title retention contracts with respect to property used or acquired, which do not exceed a total principal amount of $500,000 for each annual accounting period.

               (f) a line of credit not in excess of $2,000,000 for IMPCO BV from Fortis or another institution acceptable to the Bank.

               (g) guarantees in respect of obligations incurred by Borrower's subsidiaries and permitted by this Section 11.6, provided that, in the case of Quantum, such guarantees are terminated concurrently with the Quantum Spin-Off.

         11.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or its subsidiaries now or later own, except:

               (a) Deeds of trust and security agreements in favor of the Bank.

               (b) Liens for taxes not yet due.

               (c) Additional purchase money security interests and similar liens in property acquired after the date of this Agreement, to secure transactions permitted under Section 11.5(e).

               (d) Permitted Liens.

         11.8  Notices to Bank. To promptly notify the Bank in writing of:

               (a) any lawsuit under which Borrower's or, prior to the effective date of the Quantum Spin-Off, Quantum, may reasonably be expected to be in excess of $250,000 in excess of any applicable insurance coverage.

               (b) any actual or potential contingent liability to the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum in excess of $250,000.

               (c) any substantial dispute between the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum and any government authority.

               (d) any failure to comply with this Agreement.

               (e) any material adverse change in the Borrower's or, prior to the effective date of the Quantum Spin-Off, Quantum's business condition (financial or otherwise), operations, properties or prospects, or (in Borrower's case) ability to repay the credit.

               (f) any change in the Borrower's or, prior to the effective date of the Quantum Spin-Off, Quantum's name, legal structure, place of business, or chief executive office if either of them has more than one place of business.

         11.9  Books and Records. To maintain adequate books and records.

         11.10 Audits. To allow the Bank and its agents to inspect the Borrower's and, prior to the effective date of the Quantum Spin-Off, Quantum's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's and, prior to the effective date of the Quantum Spin-Off, Quantum's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

         11.11 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

         11.12 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

         11.13 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

         11.14 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

         11.15 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

         11.16 Insurance.

               (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

               (b) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

               (c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

         11.17 Capital Expenditures. During any fiscal year, beginning with the fiscal year ending April 30, 2003, make Capital Expenditures (on a consolidated basis, but exclusive of Quantum) which are not in excess of $2,500,000.

               Quantum Spin-Off. Not less than ten Business Days prior to the proposed effective date of the Quantum Spin-Off, Borrower shall deliver drafts of each material instrument, document and agreement to be executed by Borrower and Quantum in connection therewith (the "Quantum Spin-Off Documents") to the Bank for its review, and shall thereafter keep the Bank promptly apprised of any changes thereto.

Upon the proposed effective date of the Quantum Spin-Off, and as a condition to the effectiveness thereof, Borrower shall deliver to the Bank a certificate, signed by an authorized financial officer of the Borrower, certifying that the Quantum Spin-Off has occurred and is effective pursuant to such instruments, documents and agreements, and, giving effect to the Quantum Spin-Off, no Default or Event of Default has occurred or remains continuing, along with all the final form of the Quantum Spin-Off Documents, which shall be in form and substance acceptable to the Bank. Subject to the Bank's approval of the form and substance of the Quantum Spin-Off Documents, and to the other conditions specified in this Section, the Bank shall deliver to Quantum a writing evidencing the release of Quantum from any liabilities in respect of this Agreement and releasing the Bank's liens on the assets of Quantum (including any assets transferred by Borrower to Quantum in connection with the Quantum Spin-Off).

         11.18 Additional Negative Covenants. Not to, without the Bank's written consent:

               (a) engage in any business activities substantially different from the Borrower's present business.

               (b) liquidate or dissolve the Borrower's or Quantum's business.

               (c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, provided that the Borrower may enter into joint ventures in the ordinary course of business to the extent the same would not result in any Default or Event of Default.

               (d) sell, lease, transfer or dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in an aggregate amount not exceeding $500,000 in any fiscal year, other than the Quantum Spin-Off.

               (e) acquire or purchase a business or its assets for a consideration (including assumption of debt) which would exceed $1,000,000 (and then only to the extent that it would not result in any Default or Event of Default).

               (f) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

               (g) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

               (h) voluntarily suspend its business for any period.

               (i) make any investment in Quantum which is not existing as of the date of this Agreement, other than investments made in the ordinary course of the Borrower's business and prior to the effective date of the Quantum Spin-Off in an amount no greater than $1,500,000 in any calendar month (provided that following the Quantum Spin-Off, no further such investments shall be made).

               (j) make any distributions to shareholders of Borrower or Quantum (whether in cash or other property) or repurchase or acquire any capital stock or other indebtedness of Borrower or Quantum from such shareholders. Notwithstanding the provisions herein, this does not prohibit the Quantum Spin-Off.

               (k) Fail to maintain at all times prior to the effective date of the Quantum Spin-Off a liquidity reserve, consisting of cash and cash equivalents, in an aggregate amount which is not less than $2,000,000 at any time.

               (l) Make any loans or advances to officers or shareholders which would result in the aggregate principal amount of such loans and advances being increased by an amount which is in excess of $300,000 over the amounts outstanding as of December 31, 2001.

12.   HAZARDOUS WASTE INDEMNIFICATION

         The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance, material, or waste which is or becomes designated as "hazardous," "toxic," "pollutant,", or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation, or otherwise) or judicial interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

13.   DEFAULT

         If any of the events or circumstances described in this Section 13 occurs (any such event or circumstance being referred to as an "Event of Default", the Bank may do one or more of the following: declare the Borrower to be in default, stop making any additional credit available to the Borrower, and require the Borrower to repay their entire debt hereunder immediately and without prior notice and to provide cash collateral for all letters of credit issued hereunder. If an Event of Default occurs under Section 13.3 with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

         13.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

         13.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

         13.3 False Information. The Borrower gives the Bank false or misleading information or representations.

         13.4 Bankruptcy. (i) The Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum files a bankruptcy petition, (ii) a bankruptcy petition is filed against the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum, or (iii) the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum makes a general assignment for the benefit of creditors. The Event of Default will be deemed cured if any such involuntary bankruptcy petition is dismissed within a period of 60 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit under this Agreement during that period.

         13.5 Receivers. A receiver or similar official is appointed for the Borrower's or, prior to the effective date of the Quantum Spin-Off, Quantum's business, or the business is terminated.

         13.6 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum in an aggregate amount of $500,000 or more in excess of any insurance coverage.

         13.7 Judgments. (i) Any judgments or arbitration awards are entered against the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum, or (ii) the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $500,000 or more in excess of any insurance coverage, which is not fully bonded or stayed within 10 business days of the entry thereof.

         13.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or, prior to the effective date of the Quantum Spin-Off, Quantum's financial condition or Borrower's ability to repay the obligations hereunder.

         13.9 Failure to Cause Quantum Spin-Off. The Borrower fails to (i) cause the Quantum Spin-Off to occur and (ii) deliver to the Bank the Quantum Spin-off Documents on or before August 15, 2002.

         13.10 Material Adverse Change. A material adverse change occurs in the Borrower's or, prior to the effective date of the Quantum Spin-Off, Quantum's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit on a consolidated basis.

         13.11 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum has obtained from anyone else or which the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum has guaranteed and such default is not cured or waived within any cure period applicable thereto.

         13.12 Default under Related Documents. Any guaranty, subordination agreement, security agreement, or other document required by this Agreement is violated or no longer in effect.

       13.13 Other Bank Agreements. The Borrower or Quantum fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or Quantum has with the Bank or any affiliate of the Bank.

       13.14 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an Event of Default for a period of fifteen days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit under this Agreement during that period.

14.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

       14.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

       14.2 California Law. This Agreement is governed by California law.

       14.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower and, prior to the effective date of the Quantum Spin-Off, Quantum with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

       14.4 Arbitration.

            (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

                         (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                         (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                         (iii) Any violation of this Agreement; or

                         (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

            (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States

         Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

              (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

              (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

              (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

              (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

              (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                        (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                        (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                        (iii) The referee (or the presiding referee of the
              panel) will be an active attorney or a retired judge; and

                        (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

              (h) This provision does not limit the right of the Borrower or the Bank to:

                        (i)   exercise self-help remedies such as setoff;

                        (ii) foreclose against or sell any real or personal property collateral; or

                        (iii) act in a court of law, before, during or after the
              arbitration proceeding to obtain:

                        (A) an interim remedy; and/or

                        (B) additional or supplementary remedies.

              (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of the Borrower and the Bank to seek resolution through arbitration.

              (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

         14.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after any Default or Event of Default. If the Bank waives a Default or Event of Default, it may enforce later Defaults or Events of Default. Any consent or waiver under this Agreement must be in writing.

         14.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

         14.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower or, prior to the effective date of the Quantum Spin-Off, Quantum under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

         14.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

              (a) represent the sum of the understandings and agreements between the Bank, the Borrower and Quantum concerning this credit;

               (b) replace any prior oral or written agreements between the Bank, the Borrower and Quantum concerning this credit; and

               (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

     14.9 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to reasonable attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the obligations hereunder to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

     14.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

     14.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

     14.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

     This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.                      IMPCO TECHNOLOGIES, INC.


By: /s/ David Maiorella                    By:  /s/ W. Brian Olson
    -----------------------------              ------------------------------
Name:  David Maiorella                     Name:  W. Brian Olson
Title: Vice President                      Title: CFO

Address where notices to the Bank are      Address where notices to the Borrower
to be sent:                                are to be sent:

AZ1-200-19-11                              16804 Gridley Place
201 East Washington Street, 19th Floor     Cerritos, CA 90701-1792
Phoenix, AZ 85004                          562/924-8069 FAX
602/523-2750 FAX